SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Information to be Included in Statements Filed Pursuant

to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to Rule 13d-2

(Amendment No.     )*

Riverbed Technology, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

768573 10 7 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 768573 10 7	13G	Page 2 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lightspeed Venture Partners Entrepreneur VI, L.P. Tax ID: 94-3376199
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

402,936 shares
7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

402,936 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

402,936 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%
12.	TYPE OF REPORTING PERSON (See Instructions)

PN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 3 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lightspeed Venture Partners Entrepreneur VI-A, L.P. Tax ID: 94-3376200
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

53,559 shares
7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

53,559 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

53,559 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.08%*
12.	TYPE OF REPORTING PERSON (See Instructions)

PN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 4 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lightspeed Venture Partners VI Cayman, L.P. Tax ID: 52-2270324
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

1,031,893 shares
7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

1,031,893 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,031,893 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.6%*
12.	TYPE OF REPORTING PERSON (See Instructions)

PN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 5 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lightspeed Venture Partners VI, L.P. Tax ID: 94-3368943
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

11,520,413 shares
7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

11,520,413 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,520,413 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

17.4%*
12.	TYPE OF REPORTING PERSON (See Instructions)

PN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lightspeed Venture Partners VI-A, L.P. Tax ID: 94-3368944
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

86,297 shares
7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

86,297 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

86,297 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%*
12.	TYPE OF REPORTING PERSON (See Instructions)

PN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 7 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Venture Investors General Partner L.L.C. Tax ID: 94-3368942
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P.

7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,095,098 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

19.8%*
12.	TYPE OF REPORTING PERSON (See Instructions)

CO

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 8 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Christopher J. Schaepe
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Schaepe expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Schaepe expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,095,098 shares. Mr. Schaepe expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

19.8%*
12.	TYPE OF REPORTING PERSON (See Instructions)

IN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 9 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Gill Cogan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Cogan expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Cogan expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,095,098 shares. Mr. Cogan expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

19.8%*
12.	TYPE OF REPORTING PERSON (See Instructions)

IN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 10 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Barry Eggers
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Eggers expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Eggers expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,095,098 shares. Mr. Eggers expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

19.8%*
12.	TYPE OF REPORTING PERSON (See Instructions)

IN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 11 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Ravi Mhatre
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Mhatre expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Mhatre expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,095,098 shares. Mr. Mhatre expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

19.8%*
12.	TYPE OF REPORTING PERSON (See Instructions)

IN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 12 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Peter Nieh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Nieh expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Nieh expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,095,098 shares. Mr. Nieh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

19.8%*
12.	TYPE OF REPORTING PERSON (See Instructions)

IN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 13 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Carl Showalter
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

6. SHARED VOTING POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Showalter expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER

                13,095,098 shares, including 402,936 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI, L.P., 53,559 shares directly held by Lightspeed Venture

                Partners Entrepreneur VI-A, L.P., 1,031,893 shares directly held by Lightspeed

                Venture Partners VI Cayman, L.P., 11,520,413 shares directly held by Lightspeed

                Venture Partners VI, L.P. and 86,297 shares directly held by Lightspeed Venture

                Partners VI-A, L.P. Mr. Showalter expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,095,098 shares. Mr. Showalter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

19.8%*
12.	TYPE OF REPORTING PERSON (See Instructions)

IN

*	Calculated based on 66,072,348 shares of Riverbed Technology, Inc. common stock outstanding as of October 24, 2006, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2006.

CUSIP No. 768573 10 7	13G	Page 14 of 19 Pages

Item 1	(a).	Name of Issuer:

Riverbed Technology, Inc.

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

501 Second Street San Francisco, CA

Item 2	(a).	Names of Persons Filing:

(i) Lightspeed Venture Partners Entrepreneur VI, L.P., Lightspeed Venture Partners Entrepreneur VI-A, L.P., Lightspeed Venture Partners VI Cayman, L.P., Lightspeed Venture Partners VI, L.P., Lightspeed Venture Partners VI-A, L.P. (together, the “Lightspeed Entities”), (ii) Venture Investors General Partner L.L.C. and (iii) Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter

The general partner of each of the Lightspeed Entities is Venture Investors General Partner L.L.C. (the “General Partner”). Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter are the members of the General Partner.

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the reporting persons is 2200 Sand Hill Road, Menlo Park, CA 94025.

Item 2	(c).	Citizenship:

Each of the Lightspeed Entities except for Lightspeed Venture Partners VI Cayman, L.P. is a Delaware limited partnership. Lightspeed Venture Partners VI Cayman, L.P. is a Cayman limited partnership. The General Partner is a Delaware limited liability company. Each of the Members is a United States citizen.

Item 2	(d).	Title of Class of Securities:

Common Stock

Item 2	(e).	CUSIP Number:

768573 10 7

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

CUSIP No. 768573 10 7	13G	Page 15 of 19 Pages

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

	(a)	Amount Beneficially Owned

As of December 31, 2006, Lightspeed Venture Partners Entrepreneur VI, L.P. held 402,936 shares, Lightspeed Venture Partners Entrepreneur VI-A, L.P. held 53,559 shares, Lightspeed Venture Partners VI Cayman, L.P. held 1,031,893 shares, Lightspeed Venture Partners VI, L.P. held 11,520,413 shares, and Lightspeed Venture Partners VI-A, L.P. held 86,297 shares. By virtue of the affiliate relationship among the Lightspeed Entities, each entity may be deemed to beneficially own all of the shares held in the aggregate by the Lightspeed Entities. Hence, each Lightspeed Entity may be deemed to beneficially own 13,095,098 shares. Each Lightspeed Entity expressly disclaims beneficial ownership of any shares of Riverbed Technology, Inc., except any shares held directly by such entity.

As the general partner of the Lightspeed Entities, Venture Investors General Partner L.L.C. (the “General Partner”) shares voting and dispositive power over, and may be deemed to beneficially own, all of the shares held in the aggregate by the Lightspeed Entities.

As the members of the General Partner, each of Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter (together, the “Members”) exercises shared voting and investment power over the shares held by the Lightspeed Entities and therefore may be deemed to beneficially own such shares. Each Member expressly disclaims beneficial ownership of the shares held by the Lightspeed Entities except to the extent of his pecuniary interest therein.

	(b)	Percent of Class

Lightspeed Venture Partners Entrepreneur VI, L.P.: 0.6%

Lightspeed Venture Partners Entrepreneur VI-A, L.P.: 0.08%

Lightspeed Venture Partners VI Cayman, L.P.: 1.6%

Lightspeed Venture Partners VI, L.P.: 17.4%

Lightspeed Venture Partners VI-A, L.P.: 0.1%

Venture Investors General Partner L.L.C.: 19.8%

Christopher J. Schaepe: 19.8%

Gill Cogan: 19.8%

Barry Eggers: 19.8%

Ravi Mhatre: 19.8%

Peter Nieh: 19.8%

Carl Showalter: 19.8%

	(c)	(i) Number of shares which the reporting person has sole power to vote or direct the vote:

0 shares for each reporting person

CUSIP No. 768573 10 7	13G	Page 16 of 19 Pages

	(ii)	Number of shares which the reporting person has shared power to vote or direct the vote:

Lightspeed Venture Partners Entrepreneur VI, L.P.: 402,936 shares

Lightspeed Venture Partners Entrepreneur VI-A, L.P.: 53,559 shares

Lightspeed Venture Partners VI Cayman, L.P.: 1,031,893 shares

Lightspeed Venture Partners VI, L.P.: 11,520,413 shares

Lightspeed Venture Partners VI-A, L.P.: 86,297 shares

Venture Investors General Partner L.L.C.: 13,095,098 shares

Christopher J. Schaepe: 13,095,098 shares

Gill Cogan: 13,095,098 shares

Barry Eggers: 13,095,098 shares

Ravi Mhatre: 13,095,098 shares

Peter Nieh: 13,095,098 shares

Carl Showalter: 13,095,098 shares

	(iii)	Number of shares which the reporting person has sole power to dispose or direct the disposition of:

0 shares for each reporting person

	(iv)	Number of shares which the reporting person has shared power to dispose or direct the disposition of:

Lightspeed Venture Partners Entrepreneur VI, L.P.: 402,936 shares

Lightspeed Venture Partners Entrepreneur VI-A, L.P.: 53,559 shares

Lightspeed Venture Partners VI Cayman, L.P.: 1,031,893 shares

Lightspeed Venture Partners VI, L.P.: 11,520,413 shares

Lightspeed Venture Partners VI-A, L.P.: 86,297 shares

Venture Investors General Partner L.L.C.: 13,095,098 shares

Christopher J. Schaepe: 13,095,098 shares

Gill Cogan: 13,095,098 shares

Barry Eggers: 13,095,098 shares

Ravi Mhatre: 13,095,098 shares

Peter Nieh: 13,095,098 shares

Carl Showalter: 13,095,098 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

CUSIP No. 768573 10 7	13G	Page 17 of 19 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 768573 10 7	13G	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. I hereby agree that this statement shall be filed jointly on behalf of each of the undersigned pursuant to the Joint Filing Agreement attached hereto as Exhibit 1.

February 12, 2007	LIGHTSPEED VENTURE PARTNERS ENTREPRENEUR VI, L.P.

/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member,
Venture Investors General Partner L.L.C.

February 12, 2007	LIGHTSPEED VENTURE PARTNERS ENTREPRENEUR VI-A, L.P.

/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member,
Venture Investors General Partner L.L.C.

February 12, 2007	LIGHTSPEED VENTURE PARTNERS VI CAYMAN, L.P.

/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member,
Venture Investors General Partner L.L.C.

February 12, 2007	LIGHTSPEED VENTURE PARTNERS VI, L.P.

/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member,
Venture Investors General Partner L.L.C.

February 12, 2007	LIGHTSPEED VENTURE PARTNERS VI-A, L.P.

/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member,
Venture Investors General Partner L.L.C.

CUSIP No. 768573 10 7	13G	Page 19 of 19 Pages

February 12, 2007	VENTURE INVESTORS GENERAL PARTNER L.L.C.

/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member,
Venture Investors General Partner L.L.C.

February 12, 2007	/s/ Christopher J. Schaepe
Christopher J. Schaepe

February 12, 2007	/s/ Gill Cogan
Gill Cogan

February 12, 2007	/s/ Barry Eggers
Barry Eggers

February 12, 2007	/s/ Ravi Mhatre
Ravi Mhatre

February 12, 2007	/s/ Peter Nieh
Peter Nieh

February 12, 2007	/s/ Carl Showalter
Carl Showalter